Exhibit 10.8

FIRST AMENDMENT TO THE

IMS HEALTH INCORPORATED EMPLOYEE PROTECTION PLAN

(as amended and restated effective September 1, 2009)

Effective January 1, 2011, the IMS Health Incorporated Employee Protection Plan, as amended and restated effective September 1, 2009 (the “Plan”), is amended as follows:

1. The first paragraph under the subtitle “Offsets and Termination of Severance Benefits” is amended to read in its entirety as follows:

Benefits payable under the Plan are not intended to duplicate such benefits as pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, the requirements of any works council or labor organization or applicable laws, such as the WARN Act. Should such other benefits be payable, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

2. The second bulleted paragraph under the subtitle “Severance Benefits” is amended to read in its entirety as follows:

•	the amount of any severance payments, termination payments or any other amounts paid or payable to the Eligible Employee arising from or relating to the termination of employment of the Eligible Employee by the Corporation on account of pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, the requirements of any works council or labor organization or applicable laws, such as the WARN Act.

In all other respects the Plan remains in full force and effect.

The authorized officers of IMS Health Incorporated have caused this instrument of amendment to be executed this      day of             , 2011.

IMS Health Incorporated

By

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